Exhibit 99.2

EMISPHERE ANNOUNCES RESTRUCTURING OF MHR OBLIGATIONS

Emisphere to receive 5 year extension of maturity date on senior secured convertible notes

Roseland, NJ, April 29, 2013 – Emisphere Technologies, Inc. (OTCBB: EMIS) (“Emisphere” or the “Company”) today announced that it has reached agreement with MHR Fund Management LLC and its various affiliated funds (collectively “MHR”) to restructure the terms of its obligations under various promissory notes issued to MHR.

Under the terms of its obligations to MHR, the Company currently owes MHR approximately $35 million, all of which was either past due or payable on demand. These obligations include approximately $32.9 million due and payable under the 11% senior secured convertible notes issued to MHR in 2006 (collectively, the “MHR Convertible Notes”), approximately $0.6 million due and payable under certain promissory notes issued to MHR in 2010 (the “Reimbursement Notes”), and approximately $1.5 million due and payable under certain promissory notes issued to MHR in 2012 (the “Bridge Notes”).

Under the terms of the restructuring agreement entered into with MHR (the “Restructuring Agreement”), upon the closing of the transactions contemplated by the Restructuring Agreement, the MHR Convertible Notes, which matured under their original terms on September 26, 2012, will mature on September 26, 2017 (subject to acceleration upon the occurrence of certain specified events of default), the interest rate of the MHR Convertible Notes will be increased from 11% to 13% (the interest rate that has been applicable to the notes since September 26, 2012), and will continue to be payable in the form of additional MHR Convertible Notes rather than in cash. The restructured MHR Convertible Notes will continue to be collateralized by a first priority lien in favor of MHR on substantially all of the Company’s assets, and must be redeemed from time to time pursuant to a cash sweep of approximately 40% of the Company’s Consolidated Free Cash Flow (as defined in the amended and restated MHR Convertible Notes). The closing of the transactions contemplated by the Restructuring Agreement is subject to various conditions, including the receipt by Emisphere of $10 million pursuant to the amendment to the GLP-1 Development Agreement with Novo Nordisk announced today by the Company. Under the terms of the restructuring agreed with MHR, this $10 million will not be subject to the cash flow sweep and will be available to the Company to fund its operations.

In addition, under the terms of the Restructuring Agreement, the Company and MHR agreed at closing, to, among other things:

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Re-price the conversion rate for the restructured MHR Convertible Notes from $3.78 to $1.25 per share of common stock (subject to adjustment as described in the amended and restated MHR Convertible Notes);

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Re-price warrants currently held by MHR to purchase approximately 12 million shares of the Company’s common stock from an average exercise price of $1.15 to $0.50 per share, and extend the expiration date of such warrants to July 6, 2019;

•	Issue to MHR additional warrants to purchase approximately 10 million shares of the Company’s common stock at an exercise price of $0.50 per share, which warrants will expire in July 6, 2019;

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Amend and restate the Bridge Notes, formerly due on demand, to provide for a maturity date of September 26, 2017 and for such Bridge Notes to be convertible, at the option of the holder, into the Company’s common stock at a conversion rate of $0.50 per share of common stock (subject to adjustment as described in the amended and restated Bridge Notes); and

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Amend and restate the Reimbursement Notes, formerly due on September 26, 2012, to provide for a maturity date of April 26, 2014 and for such Reimbursement Notes to be convertible, at the option of the holder, into the Company’s common stock at a conversion rate of $0.50 per share of common stock (subject to adjustment as described in the amended and restated Reimbursement Notes).

A special committee of the Company’s board of directors, composed of independent directors, negotiated the terms of the Restructuring Agreement and the transactions contemplated thereby with the advice of its legal and financial advisors, and the Restructuring Agreement was unanimously approved by the disinterested members of the board of directors with the unanimous affirmative recommendation of the special committee.

“MHR’s continuing support and vote of confidence remains vital to the Company’s interests,” said Alan L. Rubino, President and Chief Executive Officer of Emisphere. “The Restructuring Agreement will allow the Company to build sustainable momentum with a stronger runway on which to create greater value for all shareholders,” added Mr. Rubino.

Emisphere’s broad-based drug delivery technology platform, known as the Eligen® Technology, uses proprietary, synthetic chemical compounds, known as Emisphere delivery agents and often referred to as “carriers”. Emisphere’s Eligen® Technology makes it possible to effectively deliver an active therapeutic molecule, large and small, without altering its chemical form or biological integrity.

ABOUT EMISPHERE TECHNOLOGIES, INC.

Emisphere is a biopharmaceutical company that focuses on developing and commercializing a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s strategy is to reemphasize the commercialization of Oral Eligen® B12, build new high-value partnerships, evaluate new Medical Foods commercial opportunities, and promote new uses for the Eligen® Technology. The Company’s website is: www.emisphere.com.

The statements in this release relating to matters that are not historical facts (including without limitation those regarding the timing, performance or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on March 28, 2013.